Exhibit (a)(5)(B)
Contact: Charles Lambert
Finance Director
Medical Properties Trust
(205) 397-8897
clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST ANNOUNCES RESULTS OF CASH TENDER OFFER FOR THE
AGGREGATE PRINCIPAL AMOUNT OF CERTAIN OF ITS SUBSIDIARY’S OUTSTANDING NOTES
     BIRMINGHAM, Ala. — May 10, 2010 — Medical Properties Trust, Inc. (the “Company”) (NYSE: MPW) today announced the expiration and final results of the previously announced cash tender offer (the “Tender Offer”) to purchase any and all of the outstanding 6.125% Exchangeable Senior Notes due 2011 (the “Notes”) issued by the Company’s operating partnership, MPT Operating Partnership, L.P., at a purchase price of $1,030 for each $1,000 principal amount of Notes purchased pursuant to the Tender Offer, plus accrued and unpaid interest to, but not including, the payment date. The Tender Offer expired at 12:00 midnight, New York City time, on May 7, 2010.
     Pursuant to the Tender Offer, $113,235,000 aggregate principal amount of the Notes, representing 82.05% of the aggregate principal amount of the outstanding Notes prior to the Tender Offer, had been validly tendered and not validly withdrawn. All Notes validly tendered and not validly withdrawn in the Tender Offer have been accepted for payment by the Company. Payment of the aggregate consideration of approximately $120.0 million, including accrued and unpaid interest, will be made on the Notes accepted to purchase in accordance with the terms of the Tender Offer. The Company intends to promptly cancel all the Notes it has accepted for purchase and upon giving effect to such cancellation, $24,765,000 aggregate principal amount of the Notes will remain outstanding. The Company is funding the purchase of the Notes with a portion of the proceeds from the recent underwritten public offering of 29.9 million shares of its common stock. Deutsche Bank Securities Inc. served as Dealer Manager during the Tender Offer.
     This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein. The Tender Offer was made pursuant to the terms of the Company’s Offer to Purchase, dated April 12, 2010, and the related Letter of Transmittal. The Tender Offer was not made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.
About Medical Properties Trust, Inc.
Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals and orthopedic hospitals.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the Company’s ability to consummate the tender offer for the Notes; national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “Special Note Regarding Forward-Looking Statements” and “Risk factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended by the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009, filed on April 9, 2010, and as further updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.